UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Central Vermont Public Service Corporation
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The following is an e-mail distributed to Central Vermont Public Service Corporation’s employees on July 29, 2011.

Fellow Employees:

A relatively small number of new questions about the sale and merger between Central Vermont Public Service Corporation (CVPS) and Green Mountain Power Corporation (GMP) have come in since our last Q-and-A on July 18, but as promised, we’ll continue to answer them to the best of our ability.

Many of the questions we received recently relate to future benefits, pay, pensions and the like.  Some of them deal with hypothetical situations, while others ask very specific questions about details of CVPS and GMP benefit packages, and how they might mesh together in the future.  The answer to each of these benefit-related questions is largely the same at this point, so rather than provide repetitive answers, I will address this group of questions in this note.

As we’ve said previously, the pay and benefit packages of CVPS and GMP, including retiree medical insurance, are very similar.  Over the years, CVPS has used GMP’s benefit package as a comparative tool, and they have done the same with ours.  The result is that both companies provide employees with competitive packages of employment and retirement benefits, which is important to recruiting, as well as retaining and rewarding employees across both companies.  That will remain a key goal of the new merged company.

As part of the transition process, teams consisting of people from both companies will work closely together to ensure a smooth integration of our two benefit programs.  Many of the finer points will have to be worked out during that process, and simply can’t be addressed at this early stage.

As I’ve also noted previously, the merger agreement provides that, for a period of two years from the date of closing, the merged company will provide compensation and benefit plans for employees with aggregate values not less than those at the time of closing (excluding the value of equity-based compensation). Subsequent changes for unionized employees that are not required by law, if any, could occur only through negotiation between the new merged company and IBEW Local 300.  However, for all employees, any pension changes, by law, can only affect future pension benefits accruals. This means that an employee’s accrued pension benefit after a change cannot be less than the value of the pension benefit immediately before the change became effective.  In addition, protected optional and subsidized pension benefits earned to date by an employee cannot be decreased, including lump sum capability and the value of the “rule of 85” (as it applies to CVPS employees).

Understanding the concerns that any sort of merger is likely to raise, I assure you that all employees will be treated fairly.  In the meantime, please continue to send any new questions to Christine Rivers or ask your supervisor to pass them along as they arise.

In closing, I again urge you not to allow the merger process to distract you from the important work that we do each day, and to remain focused on your own safety and the safety of your co-workers at all times.  That is the most important message I can leave with you today: Please work safely.

Larry Reilly
President and CEO

Employees’ questions

1.	Is this acquisition and merger considered “hostile?” It’s been referred to that way in the media.

No, despite at least one media outlet referring to it that way a few times, this is not a hostile takeover.  A hostile takeover is the acquisition of a company not through a purchase and sale agreement negotiated with the target company’s management, but by going directly to the company’s shareholders or fighting to replace management.  In this case, Gaz Métro offered a bid superior to the offer from Fortis, CVPS management negotiated improvements to that proposal, and the CVPS Board of Directors voted unanimously to accept the Gaz Métro offer.

2.
During the announcement meeting and in subsequent written and televised coverage, people said Rutland will become the “Headquarters for Operations and Energy Innovation.” Can you clarify the term “operations?” There has been significant confusion as to whether CVPS and GMP use the term “operations” (forward facing vs. back office) in the same way.

Both companies use the term “operations” to mean field-focused and customer-facing activities.  More details on the Headquarters for Operations and Energy Innovation will be provided in the months ahead as the transition team works through the issues.

3.
An editorial in the Times-Argus and Rutland Herald stated the following: “In the end, GMP agreed that personnel reductions through attrition would be proportional between northern and southern Vermont. GMP also agreed that the Rutland headquarters would be more than a branch office: It would be headquarters of operations, customer service and energy innovation, functions that could entail larger numbers than the corporate functions remaining at the headquarters in Colchester.”  Is customer service guaranteed to be part of the Rutland headquarters?

As we said in the last Q-and-A, no decision has been made about the exact location of a call center, but we expect our call center staff will play a prominent role in the new merged company.  Advanced phone technology allows call centers in different locations to function as one coordinated unit responding to customers. Given our commitment to no layoffs and no long-distance relocations, it is likely that call center functions will reside in both northern and southern Vermont.  This issue will be more clearly addressed during the transition process, and we will communicate any decisions directly to employees when we have more specific information.

4.
What will happen in areas where there are redundancies, with more people than are needed to do the work?  For example, if there are two people who do the same thing now, one each at CVPS and GMP, and the new merged company requires just one person to do the job, will they both have to apply for it?  And if so, what will happen to the person who doesn’t get the position since there aren’t any layoffs?

These are issues the transition team will have to consider.  We understand it may be disconcerting that we can’t give a more specific answer now, but we are committed to not using layoffs.  We will answer this question with more specifics once the transition team has analyzed the issue.  But it bears repeating that, other than some executive officers, no one will be laid off or forced to commute long distances to keep their job.  And while it might seem there could be a fair amount of duplication, it’s also important to note that CVPS’s and GMP’s attrition rates are expected to be higher than needed to achieve the desired savings, and that the transition itself will entail a lot of work as the companies’ various systems and departments merge.

5.	Are pay cuts or a pay freeze a possibility for some employees? Are reductions in work hours a possibility for some employees?
The plan for combined company savings does not contemplate pay cuts, a pay freeze or reduced work hours.  Based on forecasts from GMP, fewer officers and simple attrition is expected to produce the savings attributed to reduced employment costs that are part of the $144 million.

6.	How will temporary employees and interns be treated during the merger? Will they be looked at on a case-by-case basis, or do they fall under the overall umbrella of “no layoffs”?

First, we should note that the sale isn’t expected to close for at least six months, and possibly a year.  The process of how interns and temporary employees are employed is expected to continue.  Temporary employees and internships, by their nature, are typically for a defined period of time. When that time ends, the employment is complete and not considered a layoff.  Both types of positions will continue to be handled on a case-by-case basis as workloads require.

7.
I’m looking for information about operation supervisor positions in each district.  I hear that GMP has no line supervisors in their shops, only working foremen.  So with that being said, what will become of supervisors in our districts? The field technicians also have a similar question.

This, again, is an issue that will have to be examined by the transition team.  As we’ve said previously, the team will look carefully at district staffing.  Both companies’ district operations staff provides excellent customer service, and the ultimate goal is to provide our collective customers with service that makes us proud.  Mary Powell has been very clear that she wants the best of both companies to be merged into one even better unit.

8.	How will the new board of directors be selected?

The board of the new merged company will be selected by the new shareholder of CVPS, Gaz Métro Limited Partnership (Gaz Métro), which will consider current members of the CVPS board for membership on the new board.  CVPS board members may also be considered for membership on the boards of Northern New England Energy Corporation, GMP’s parent company, or Vermont Gas Systems Inc., which is a sister company.

9.	How will the integration team be selected?

Mary Powell and Larry Reilly will lead the committee.  Because there are very specific skill sets and significant time demands required, they will select other members of the team from their respective companies in the coming weeks.  Once the process gets going, there will be a series of sub-teams to look at different parts of the business.  These teams will include employees of both companies and will be focused on harnessing the best systems, processes and skill sets from each company and using the GMP/CVPS combination as an opportunity for even greater efficiency.

10.	Are there further details that we could see about the $144 million in cost savings? The last communication only provided one example. What are others?

As we have said, we think GMP and Gaz Métro’s numbers add up.  They have provided us with a high-level overview of where they expect to find savings, and their forecasts are realistic and based on real numbers.  It is important to remember, however, that the cost savings analysis to date has been at a high-level and that the transition teams will be charged with identifying specific cost savings opportunities  That said, in addition to the approximately $3 million in annual savings related to CVPS no longer being a New York Stock Exchange-traded company and decreased employment over time, we expect significant savings opportunities due to a reduction in the total number of officers, reduced regulatory and consulting costs, more efficient distribution of resources, equipment and facilities through rationalization of service territory, and improved purchasing leverage with vendors and service providers.  And these savings would ramp up over time.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011 and which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this communication that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Some of the factors that could cause actual results to differ materially from those expressed in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Gaz Metro; the outcome of any legal proceedings that may be instituted against CVPS and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction.

These and other risk factors are detailed in CVPS' Securities and Exchange Commission filings. CVPS cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this communication. CVPS does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this communication.